FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations:
Sheree N. Johnson	Halley Zinovoy
HighWater Group	Zoo Games
(212) 338-0077 x. 311	(212) 400-4848
sheree@highwatergroup.com	hzinovoy@greenscreengames.com

DRIFTWOOD VENTURES, INC.
COMPLETES MERGER WITH
ZOO GAMES, INC.

NEW YORK, NY, September 16, 2008 - Driftwood Ventures, Inc. (OTCBB: DFTW.OB) announced today that on September 12, 2008 it completed the previously announced merger of a subsidiary of Driftwood with Zoo Games, Inc. (formerly Greenscreen Interactive Software, Inc.). Upon the completion of the merger, Zoo Games became a wholly-owned subsidiary and the sole operations of Driftwood.

“We have an extremely talented management team and long-term strategy in place to take advantage of the continually growing and evolving interactive entertainment industry,” said Mark Seremet, President of Zoo Games. “Moving from the private to public sector will allow us to take full advantage of the additional opportunities to give our products and people the best chance for success.”

About Zoo Games, Inc.
Headquartered in New York, NY with offices in Sicklerville, N.J. and Sheffield UK, Zoo Games is a worldwide developer and publisher of leading interactive entertainment products. The company is currently developing products for Wii™, Nintendo DS™, PlayStation®2 system, PSP® (PlayStation®Portable) system, and PC. More information regarding Zoo Games products may be found at zoogamesinc.com and zoodigitalpublishing.com. Wii and Nintendo DS are trademarks of Nintendo. Playstation and PSP are trademarks of Sony Computer Entertainment Inc. All other trademarks are the property of their respective owners.

Safe Harbor

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, about Driftwood.  Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Driftwood’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: general economic conditions; geopolitical events and regulatory changes; requirements or changes adversely affecting the businesses in which Driftwood and Zoo Games is engaged; demand for the products and services that Driftwood and Zoo Games provides, as well as other relevant risks detailed in Driftwood’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Driftwood assumes no obligation to update the information contained in this press release.